Exhibit 4.1

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$12,000,000	Issue Date: December 11, 2017

For value received, Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), promises to pay to MoviePass Inc., a Delaware corporation (the “Holder”), the principal sum of Twelve Million Dollars ($12,000,000), or such lesser amount as shall then equal the outstanding principal amount hereunder (the “Principal Amount”). Interest shall accrue on this Note from the Issuance Date of this Note on the unpaid Principal Amount at a rate equal to 5.00% per annum, compounded annually and computed on the basis of a 365-day year and the actual number of days elapsed. This Note is being issued to the Holder, as contemplated by Subsection 1.1(c)(i) of that certain Securities Purchase Agreement, dated August 15, 2017, as amended on October 6, 2017, and further amended on December 11, 2017, between the Company and the Holder, which is subject to the Waiver Agreement, dated November 6, 2017, between the Company and the Holder (collectively, the “SPA”). Capitalized terms not otherwise defined herein have the meaning given them in the SPA. This Note, which is referred to as the Helios Convertible Note in the SPA, is subject to the following terms and conditions.

1)	Maturity. While this Note is outstanding, the Principal Amount and any accrued but unpaid interest under this Note shall be due and payable upon demand of the Holder at any time after the two-year anniversary of the Issue Date of this Note first stated above (the “Maturity Date”). Subject to Section 2 below, interest shall accrue on this Note and shall be due and payable on the Maturity Date. Notwithstanding the foregoing, the entire unpaid Principal Amount, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commencement of any bankruptcy, insolvency or dissolution proceeding by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2)	Automatic Conversion. Upon the later of (i) receipt of Helios Stockholder Approval and (ii) the date on which all convertible notes of the Holder outstanding prior to Closing have been cancelled, extinguished or otherwise exchanged for shares of Common Stock:

a)

the entire unpaid and outstanding principal amount and any accrued unpaid interest thereon under this Note shall convert automatically upon the Company obtaining the Helios Stockholder Approval, without any further action by the Company or the Holder required, into an aggregate of 4,000,001 shares of Helios Common Stock, and, at the Company’s expense, the Company shall cause its transfer agent to record such issuance in book-entry (uncertificated) form and provide documentary evidence of such issuance to the Holder no later than five (5) business days following the Company obtaining the Helios Stockholder Approval; and

b)

the Holder shall deliver any original executed copy of this Note in the Holder’s possession to the Company for destruction, provided that any failure by the Holder to deliver such original executed copy of this Note to the Company shall not affect the automatic conversion of this Note as provided by Section 2(a) above.

3)	Change of Control. In the event of a Change of Control (as defined below) prior to the conversion of this Note or repayment in full of this Note, immediately prior to such Change of Control, this Note shall become immediately due and payable. The term “Change of Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors. An “Excluded Entity” means the Holder and any other corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

4)	Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to collection costs, if any, then the accrued interest then due and payable and the remainder shall be applied to principal. The Company may prepay this Note at any time without penalty only upon written consent of the Holder.

5)	Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

6)	Subordination.

a)	The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness. The Holder further agrees to execute a form of subordination agreement, as requested by any current or future lender to the Company, to effect the foregoing subordination. “Senior Indebtedness” shall mean the principal of and unpaid interest and premium, if any, on (i) indebtedness of the Company or with respect to which the Company is a guarantor, whether outstanding on the date hereof or hereafter created, to banks, insurance companies or other lending or thrift institutions regularly engaged in the business of lending money, whether or not secured, (ii) any deferrals, renewals or extensions or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, (iii) those certain convertible promissory notes issued by the Company to institutional investors on August 16, 2017 and November 7, 2017 and outstanding immediately prior to the Issue Date.

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b)	Upon any receivership, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable, (i) no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full all of the Senior Indebtedness then outstanding.

c)	If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

d)	Nothing contained in the preceding paragraphs shall impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the Holder pursuant to this Note.

7)	Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the SPA, as applicable (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

8)	Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all of Holder’s costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

9)	Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

10)	Miscellaneous.

a)	Governing Law; Venue. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Holder shall be governed, construed and interpreted in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law. Venue for any legal action under this Note shall be state courts of New York or the United States District Court for the Southern District of New York.

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b)	Entire Agreement. This Note, together with the SPA, and the documents referred to therein, constitute the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersede all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

c)	Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10(c) shall be binding upon the Company, the Holder and each transferee of the Note or any portion thereof.

d)	Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

e)	Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

f)	Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Subordinated Convertible Promissory Note as of the date first set forth above.

THE COMPANY:

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
(Signature)
Name:	Theodore Farnsworth
Title:	Chief Executive Officer

Address:	350 Fifth Avenue Suite #7520
New York, NY 10118

AGREED TO AND ACCEPTED:

THE HOLDER:

MOVIEPASS INC.

By:	/s/ J Mitchell Lowe
(Signature)
Name:	J Mitchell Lowe
Title:	CEO

Address:	175 Varick, NY, NY 10014

[Signature Page to the Helios Subordinated Convertible Promissory Note]